Exhibit 99.2

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Announces Increase in Quarterly
Cash Dividend and Two-for-One Stock Split
•	Annual cash dividend increased 33% to $0.16 per share pre-split

•	Two-for-one stock split to increase shares outstanding to 10.1 million
BATAVIA, NY, July 31, 2008 – Graham Corporation (AMEX: GHM) announced today that the Board of Directors raised the annual cash dividend, which is currently $0.12 per share annually, to $0.16 per share annually. On a post split basis, the annual dividend will be $0.08 per share, or $0.02 per share per quarter. The dividend will be paid on or about October 6, 2008 to stockholders of record on September 5, 2008.
The Board of Directors, at its meeting following the annual meeting, declared a two-for-one stock split of the Company’s common shares in the nature of a stock dividend and an increase in the post-split quarterly dividend to $0.02 per share.
The two-for-one stock split will be effected as a stock dividend, and stockholders will receive one additional share of common stock for every share of common stock held on the record date of September 5, 2008. The Company expects the new common shares to be distributed on or about October 6, 2008. Graham currently has approximately 5.0 million shares of common stock outstanding. After the distribution of the stock dividend, there will be approximately 10.1 million common shares outstanding.
James R. Lines, President and Chief Executive Officer, commented, “We believe the dividend increase and stock split reflect the continued confidence of our Board of Directors in Graham’s future financial performance.”
First Quarter Fiscal 2009 Financial Results
Graham will report its financial and operating results for the first quarter of fiscal 2009 tomorrow, August 1, 2008, before the market opens. Graham’s senior management will host a conference call and live webcast at 11:00 a.m. EST to review the first quarter fiscal 2009 financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialing 1-201-689-8560 and requesting conference ID number 291806 approximately 5 - 10 minutes prior to the call.
To listen to the archived conference call:
▪	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.

Graham Announces Increase in Quarterly Cash Dividend and Two-for-One Stock Split
July 31, 2008
▪	A replay can be heard by calling 1-201-612-7415 and entering the conference ID number 291806 and account number 3055. The telephonic replay will be available through August 8, 2008, at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
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